Exhibit 5.1
Troutman Pepper Locke LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103 troutman.com

May 7, 2026

Rogers Corporation
2225 W. Chandler Blvd.
Chandler, Arizona 85224

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Rogers Corporation, a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) 200,000 shares of the Company’s capital stock, par value $1.00 per share (the “New Shares”) and (b) an estimated 23,000 shares of common stock that may remain available for issuance under the existing Rogers Corporation Employee Stock Purchase Plan immediately following the offering period ending June 15, 2026 (together with the New Shares, the “Shares”) available for future issuance under the Company’s 2026 Employee Stock Purchase Plan (the “Plan”).
In connection with this opinion letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.
Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Massachusetts Business Corporation Act, as in effect on the date hereof, and we do not express any opinion concerning any other law.
The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP